Exhibit 5.2

September 25, 2020 Siyata Mobile Inc. 1001 Lenoir St Suite A-414 Montreal, QC H4C 2Z6 514-500-1181

Re:	Siyata Mobile Inc.

Ladies and Gentlemen:

We have acted as counsel to Siyata Mobile Inc., a Canadian company (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-1 (the “462(b) Registration Statement”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The 462(b) Registration Statement incorporates by reference the Company’s Registration Statement on Form F-1 (File No. 333-248254) filed with the Commission on August 24, 2020 (as amended, the “Initial Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statement”). This opinion is furnished to you in connection with your filing of the 462(b) Registration Statement, which is registering the offering by the Company of up to (A) (i) 257,223 shares of common stock, no par value (“Common Stock”); (ii) 519,284 warrants to purchase one share of Common Stock (the “Offering Warrants” and, together with the Common Stock and the Common Stock underlying the Offering Warrants, the “Securities”), and (B) up to 12,883 warrants to purchase one share of Common Stock issuable to the underwriters (the “Underwriters’ Warrants” and, together with the Offering Warrants, the “Warrants”). We understand that the Common Stock and the Warrants are to be sold to the underwriter for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement to be entered into by and among the Company and the underwriter substantially in the form to be filed as an exhibit to the Registration Statement (the “Underwriting Agreement”).

We have acted as United States securities counsel to the Company in connection with the sale of units, and the Warrants. In such capacity, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreement governing the Offering Warrants (the “Warrant Agent Agreement”), and the Underwriters’ Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Canada.

Based on the foregoing, we are of the opinion that the Warrant Agent Agreement, and each of the Warrants, if and when issued and paid for in accordance with the terms of the Underwriting Agreement will be valid and binding obligations of the Company.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as  an exhibit to the Registration Statement and any abbreviated registration statements relating thereto that may be filed to register additional securities identical to those covered by the Registration Statement (including a registration statement filed pursuant to Rule 462(b) under the Act), and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of such Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP